UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 2, 2007

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BROADCASTER, INC.

(Exact name of registrant as specified in its charter)

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California	0-15949	94-2862863
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

9201 Oakdale Avenue, Suite 200

Chatsworth, CA 91311

 (Address of Principal Executive Office) (Zip Code)

(818) 206-9274

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement

Item 2.01

Completion of Acquisition or Disposition of Assets.

On May 2, 2007 (the “Closing Date”), Broadcaster, Inc., a California corporation (“Broadcaster”) closed the sale of Houseplans, Inc., a California corporation (“Houseplans”) and a wholly-owned subsidiary of Broadcaster and received the initial payment of $5,000,000, and a 5% promissory note for the balance of $3,000,000. On May 1, 2007, Broadcaster entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Kransco Houseplans, LLC, a California limited liability company, and Houseplans Acquisition Corp., Inc., a California corporation and wholly-owned subsidiary of Kransco (collectively, the “Purchaser”), to sell  all of the issued and outstanding common stock of Houseplans, as more fully described below.

The $3,000,000 promissory note is payable in eight quarterly principal installments of $250,000 plus accrued interest with the first payment due March 31, 2008 and a final principal payment of $1,000,000 due on March 31, 2010 together with accrued interest. The purchase price is subject to possible adjustment upon the Purchaser providing Broadcaster with Houseplans’ final balance sheet as of May 2, 2007 within 60 days of the Closing Date.

Broadcaster and the Purchaser have made representations and warranties to each other that are customary in stock purchase agreements. Broadcaster has agreed to indemnify Houseplans Acquisition Corp. against (a) any material breach of any of the representations or warranties made by Broadcaster in the Purchase Agreement, or (b) any default by Broadcaster in respect of performance or observance of any of the covenants or agreements of Broadcaster in the Purchase Agreement.

Houseplans is the sole holder of all of the issued and outstanding shares of common stock of Weinmaster Homes, Ltd., a corporation formed under the laws of the Province of British Columbia, Canada which it previously purchased.  Broadcaster’s remaining business consists of its online community, broadcaster.com, which it acquired on June 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROADCASTER, INC.

By:	/s/ BLAIR MILLS
Blair Mills Chief Financial Officer

Date:  May 7, 2007

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